EXHIBIT 15.1

Board of Trustees
Archstone-Smith Trust:

Re: Registration Statements Nos. 333-86744 (Form S-3), 333-89160 (Form S-3), 333-44639-01(Form S-3), 333-63734-01 (Form S-4), 333-72550 (Form S-8), 333-72506 (Form S-8), 333-60817-99 (Form S-8), 333-60815-99 (Form S-8), 333-31033-99 (Form S-8), 333-31031-99 (Form S-8), 333-43723-99 (Form S-8), 333-72348-01 (Form S-4), 333-64540-01 (Form S-4), 333-86744 (Form S-3).

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 26, 2002, except as to Note 9, which is as of August 9, 2002, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered a part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, Illinois
August 13, 2002